Exhibit 99.1

EMERYVILLE, Calif., Jamba, Inc. (NASDAQ: JMBA; NASDAQ: JMBAU; NASDAQ: JMBAW) today announced that it has entered into an agreement for the sale of $35.0 million in convertible preferred stock. The funding was led by a $19.55 million investment by Mistral Equity Partners, a private equity firm, with the remaining $15.45 million investment made by a company controlled by the Serruya family, a successful entrepreneurial Canadian-based family. Upon completion, the proceeds from the stock sale will be used to repay the Company’s senior term note and to provide additional working capital as the Company executes its “BLEND plan—Building a Customer First Service Culture, Building a Food Capability, Licensing and Consumer Products Platform, Improvement in our Expense Structure and Accelerating Franchising and Non-Traditional Store Development.”

“We are pleased to announce this financing which will provide us greater financial flexibility to execute our BLEND plan, which was launched in January and serves as the blueprint for our strategic priorities. We have made significant progress in delivering on several of the plan’s key elements, including new licensing alliances, ongoing collaboration with Nestlé, an expanded refranchising initiative, and an improved cost structure and disciplined expense management. This financing will play a key role in helping us to achieve our long term strategic objectives,” said James D. White, President and CEO of Jamba, Inc.

“We are very excited about Jamba and the potential growth opportunities available to the Company as it extends the brand through licensing and franchising opportunities. We believe that Jamba’s management team can develop the brand into a significant lifestyle brand within a number of consumer categories. We also believe the company’s BLEND plan, combined with Mistral’s investment, provides the company a strong foundation for future growth and long-term value creation for its shareholders,” commented Andrew Heyer, Managing Partner of Mistral Equity Partners. Mr. Heyer also sits on the board and was a founding shareholder of the Hain Celestial Group, the foremost natural and organic foods company in the United States.

Michael Serruya added, “We are thrilled to participate in this investment, and we are enthusiastic about Jamba’s progress in executing its BLEND plan. We are also pleased to provide our experience in franchise operations to Jamba’s management team at the Board level.” Mr. Serruya is the Chairman, President, and CEO of CoolBrands International.

The convertible preferred stock matures in June 2016 unless converted earlier and includes an 8% annual dividend. The preferred stock is convertible into common shares at a price of $1.15 per share. Mistral Equity Partners and the Serruya family also have the right to appoint three members to Jamba’s board of directors. Please refer to the Company’s Form 8-K to be filed with the Securities and Exchange Commission for the complete terms of the convertible preferred stock.

The Company will host a conference call to discuss today’s announcement at 9:15am ET today, Monday, June 1, 2009. The call can be accessed live over the phone by dialing (888) 549-7880 or for international callers by dialing (480) 629-9867. A replay will be available at 12:00 p.m. ET and can be accessed by dialing (800) 406-7325 or (303) 590-3030 for international callers. The pin number for the live call and replay is 4090444. The replay will be available until June 8, 2009. The call will be webcast live from the Company’s website at www.jambajuice.com under the investor relations section.

About Mistral Equity Partners

Mistral Equity Partners is a private equity firm comprised of highly experienced investment professionals and seasoned industry executives. The firm specializes in the consumer, retail, and consumer focused media sectors, and is especially attracted to businesses that are supported by strong demographic trends and fundamental changes in consumer preferences. Mistral’s principals have a long history of working together and identifying successful investment opportunities with these characteristics.

About Jamba, Inc.

Jamba, Inc. (Nasdaq: JMBA) (Nasdaq: JMBAU) (Nasdaq: JMBAW) is a holding company and through its wholly-owned subsidiary, Jamba Juice Company, owns and franchises JAMBA JUICE® stores. Founded in 1990, Jamba Juice is a leading restaurant retailer of healthy lifestyle food and beverage offerings, including great tasting fruit smoothies, juices, teas, hot oatmeal made with organic, steel cut oats, and baked goods. As of April 21, 2009, JAMBA JUICE had 732 locations consisting of 499 company- owned and operated stores and 233 franchise stores. For the nearest location or a complete menu, visit the JAMBA JUICE website at www.jambajuice.com or call 1-866-4R-FRUIT.

Forward-looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projects as well as the current beliefs and assumptions of our management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed under the section entitled “Risk Factors” in our reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond our control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

CONTACT

Don Duffy

203.682.8200

investors@jambajuice.com